PROSPECTUS SUPPLEMENT	REGISTRATION NO. 333-36480
(To Prospectus dated August 15, 2007)	Filed Pursuant to Rule 424(b)(3)

1,000,000,000 Depositary Receipts
Regional Bank HOLDRS (SM) Trust

This prospectus supplement supplements information contained in the prospectus dated August 15, 2007 relating to the sale of up to 1,000,000,000 depositary receipts by Regional Bank HOLDRS (SM) Trust.

The share amounts specified in the table in the “Highlights of Regional Bank HOLDRS” section of the base prospectus shall be replaced with the following:

Name of Company	Ticker	Share Amounts	Primary Trading Market
BB&T Corporation	BBT	10	NYSE
Comerica Incorporated	CMA	5	NYSE
Fifth Third Bancorp	FITB	13.5	NASDAQ
Bank of America	BAC	27.765	NYSE
JPMorgan Chase & Co.	JPM	43.56	NYSE
Key Corporation	KEY	13	NYSE
Marshall & Ilsley Corporation	MI	6	NYSE
The Bank of New York Mellon Corporation	BK	14	NYSE
National City Corporation	NCC	18	NYSE
Northern Trust Corporation	NTRS	7	NASDAQ
Piper Jaffray Companies	PJC	0.5683	NYSE
Regions Financial Corporation	RF	9.5688	NYSE
State Street Corporation	STT	10	NYSE
SunTrust Banks, Inc.	STI	9	NYSE
Synovus Financial Corp. (1)	SNV	8	NYSE
The PNC Financial Services Group, Inc.	PNC	9	NYSE
US Bancorp	USB	56.83	NYSE
Wachovia Corp.	WB	41	NYSE
Wells Fargo & Co.	WFC	48	NYSE

(1)           As a result of the spin-off of Total System Services, Inc. (NYSE ticker “TSS”) from Synovus Financial Corp. (NYSE ticker “SNV”), an underlying security of Regional Bank HOLDRS Trust, Total System Services, Inc. was not added as an underlying security of the Regional Bank HOLDRS Trust.  For the 8 shares of Synovus Financial Corp. per 100 share round lot of Regional Bank HOLDRS Trust, The Bank of New York Mellon received 3.871368 shares of Total System Services, Inc.

The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

The date of this prospectus supplement is December 31, 2007.